Exhibit 16

[Michael Johnson & Co. LLC Letterhead]

June 30, 2003

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

We have read the first through fourth paragraphs of Item 4 included in the Current Report on Form 8-K for which the date of the report is January 24, 2003 of Pacific Vegas Global Strategies, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statement in the first paragraph that Michael Johnson & Co., LLC was dismissed by Pacific Vegas Global Strategies, Inc. on June 23, 2003 and the statements contained in the second through fourth paragraphs.

Sincerely,

/s/ Michael Johnson

Michael Johnson
Michael Johnson & Co., LLC